Exhibit 3.iv

AGREEMENT AND PLAN OF MERGER

OF

OAHU ENTERPRISES, INC.

(A COLORADO CORPORATION)

WITH

AND INTO

EVETSCO, INC.

(A DELAWARE CORPORATION)

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated this 8th day of February, 2008, by and between OAHU ENTERPRISES, INC., a Colorado corporation (“Oahu”) and EVETSCO, INC., a Delaware corporation (“Evetsco”), is made with respect to the following facts.

RECITALS

WHEREAS, Oahu is a corporation duly organized and existing under the laws of the State of Colorado;

WHEREAS, Evetsco is a corporation duly organized and existing under the laws of the State of Delaware;

WHEREAS, the respective Boards of Directors for Oahu and Evetsco have determined that, for purposes of effecting the reincorporation of Oahu in the State of Delaware, it is advisable and to the advantage of said two corporations and their stockholders that Oahu merge with and into Evetsco so that Evetsco is the surviving corporation on the terms provided herein (the “Merger”); and

WHEREAS, the respective Board of Directors for Oahu and Evetsco have adopted and approved this Agreement.

NOW THEREFORE, based upon the foregoing, and in consideration of the mutual promises and covenants contained herein and other good and valuable consideration, the receipt which is hereby acknowledged, the parties to this Agreement agree as follows.

ARTICLE I

THE MERGER

1.1

The Merger; Surviving Corporation. Subject to the terms and conditions set forth in this Agreement, at the Effective Date (as defined in Section 1.5 below), Oahu shall be merged with and into Evetsco, subject to and upon the terms and conditions provided in this Agreement and the applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”) and the applicable provisions of the Colorado Business Corporation Act (the “CBCA”), and the separate existence of Oahu shall cease. Evetsco shall be the surviving entity (the “Surviving Corporation”) and shall continue to be governed by the DGCL.

1.2

Constituent Corporations.  The name, address, jurisdiction of organization and governing law of each of the constituent corporations are as follows:

(a)

Oahu, a corporation organized under and governed by the laws of the State of Colorado, with an address of 899 South Artistic Circle, Springville, Utah 84663; and

(b)

Evetsco, a corporation organized under and governed by the laws of the State of Delaware, with an address of 899 South Artistic Circle, Springville, Utah 84663.

1.3

Surviving Corporation. Evetsco, a corporation organized under the laws of the State of Delaware, shall be the surviving corporation.

1.4

Address of Principal Office of the Surviving Corporation. The address of Evetsco, as the Surviving Corporation, shall be 899 South Artistic Circle, Springville, Utah  84663.

1.5

Effective Date.  The Merger shall become effective (the “Effective Date”), on the date upon which the last of the following shall have been completed:

(a)

This Agreement and the Merger shall have been adopted and recommended to the stockholders of Oahu by the Board of Directors of Oahu and approved by a majority voting power of Oahu, in accordance with the requirements of the CBCA;

(b)

This Agreement and the Merger shall have been adopted and recommended to the sole stockholder of Evetsco by the Board of Directors of Evetsco and approved by the sole stockholder of Evetsco, in accordance with the requirements of the DGCL;

(c)

The effective date of the Merger as stated in the executed Statement of Merger filed with the Secretary of State for the State of Colorado; and

(d)

An executed Certificate of Merger (the “Certificate of Merger”) or an executed counterpart to this Agreement meeting the requirements of the DGCL, shall have been filed with the Secretary of State of the State of Delaware in accordance with the applicable provisions of Section 253 of the DGCL.

1.6

Effect of the Merger.  The effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL and the CBCA.  Without limiting the foregoing, from and after the Effective Date, all the property, rights, privileges, powers and franchises of Oahu shall vest in Evetsco, as the Surviving Corporation, and all debts, liabilities and duties of Oahu shall become the debts, liabilities and duties of Evetsco, as the Surviving Corporation.

1.7

Certificate of Incorporation; Bylaws.

(a)

From and after the Effective Date, the Certificate of Incorporation of Evetsco shall be the Certificate of the Incorporation of the Surviving Corporation; and

(b)

From and after the Effective Date, the Bylaws of Evetsco, as in effect immediately prior to the Effective Date, shall be the Bylaws of the Surviving Corporation.

1.8

Officers and Directors.  The officers of Evetsco immediately prior to the Effective Date shall continue as officers of the Surviving Corporation and remain as officers until their successors are duly appointed or their resignation, removal or death.  The directors of Evetsco immediately prior to the Effective Date shall continue as directors of the Surviving Corporation and shall remain as directors until their successors are duly elected and qualified or their prior resignation, removal or death.

ARTICLE II

CONVERSION OF SHARES

2.1

Conversion of Common Stock of Oahu.  At the Effective Date, by virtue of the Merger and without any action on part of the holders of any outstanding shares of Oahu, each share of common stock of Oahu, no par value per share, issued and outstanding immediately prior to the Effective Date shall be converted into one share of Evetsco’s common stock, $.001 par value per share (the “Common Stock”).  As of the Effective Date, all of the outstanding shares of common stock of Evetsco held by Oahu, shall be redeemed by Evetsco for the sum of one dollar ($1) and such redeemed shares shall be cancelled and returned to the status of authorized and unissued shares.  None of such redeemed shares shall be retained by Oahu or Evetsco as treasury shares.

2.2

Characterization of Merger.  For federal income tax purposes, the conversion of interests in Oahu pursuant to this Article II shall be deemed a reorganization and mere change in place of organization pursuant to Section 368 (a)(1) (F) of the Internal Revenue Code of 1986.

ARTICLE III

TRANSFER AND CONVEYANCE OF ASSETS AND ASSUMPTION OF LIABILITIES

3.1

Transfer, Conveyance and Assumption.  At the Effective Date, Evetsco shall continue in existence as the Surviving Corporation, and without further action on the part of Oahu or Evetsco, succeed to and possess all the rights, privileges and powers of Oahu, and all the assets and property of whatever kind and character of Oahu shall vest in Evetsco without further act or deed. Thereafter, Evetsco, as the Surviving Corporation, shall be liable for all of the liabilities and obligations of Oahu, and any claim or judgment against Oahu may be enforced against Evetsco as the Surviving Corporation, in accordance with Section 259 of the DGCL.

3.2

Further Assurances.  If at any time Evetsco shall consider or be advised that any further assignment, conveyance or assurance is necessary or advisable to vest, perfect or confirm of record in it the title to any property or right of Oahu, or otherwise to carry out the provisions hereof, officers of Oahu as of the Effective Date shall execute and deliver any and all proper deeds, assignments and assurances, and do all things necessary and proper to vest, perfect or convey title to such property or right in Evetsco and otherwise to carry out the provisions hereof.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF OAHU

Oahu represents and warrants to Evetsco as follows:

4.1

Validity of Actions.  Oahu (a) is a corporation duly formed, validly existing and in good standing under the laws of the State of Colorado, and (b) has full power and authority to enter into this Agreement and to carry out all acts contemplated by it.  This Agreement has been duly executed and delivered on behalf of Oahu.  Oahu has received all necessary authorization to enter into this Agreement, and this Agreement is a legal, valid and binding obligation of Oahu, enforceable against Oahu in accordance with its terms. The execution and delivery of this Agreement and consummation of the transactions contemplated by it will not violate any provision of Oahu’s Certificate of Incorporation, as amended, or Bylaws, nor violate, conflict with or result in any breach of any of the terms, provisions or conditions of, or constitute a default or cause acceleration of, any indebtedness under any agreement or instrument to which Oahu is a party or by which it or its assets may be bound, or cause a breach of any applicable Federal or state law or governmental regulation, or any applicable order, judgment, writ, award, injunction or decree of any court or governmental instrumentality.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF EVETSCO

Evetsco represents and warrants to Oahu as follows:

5.1

Validity of Actions.  Evetsco (a) is duly organized, validly existing and in good standing under the laws of the State of Delaware, and (b) has full power and authority to enter into this Agreement and to carry out all acts contemplated by it.  This Agreement has been duly executed and delivered on behalf of Evetsco, and Evetsco has received all necessary authorization. This Agreement is a legal, valid and binding obligation of Evetsco, enforceable against Evetsco in accordance with its terms. The execution and delivery of this Agreement and consummation of the transactions contemplated by it will not violate any provision of the Certificate of Incorporation or Bylaws of Evetsco nor violate, conflict with or result in any breach of any of the terms, provisions or conditions of, or constitute a default or cause acceleration of, any indebtedness under any agreement or instrument to which Evetsco is a party or by which it or its assets may be bound, or cause a breach of any applicable federal or state law or regulation, or any applicable order, judgment, writ, award, injunction or decree of any court or governmental instrumentality.

ARTICLE VI

FURTHER ACTIONS

6.1

Additional Documents.  At the request of any party, each party will execute and deliver any additional documents and perform in good faith such acts as reasonably may be required in order to consummate the transactions contemplated by this Agreement.

ARTICLE VII

CONDITIONS TO THE MERGER

The obligation of Evetsco and of Oahu to consummate the Merger shall be subject to compliance with or satisfaction of the following conditions:

7.1

Bring Down.  The representations and warranties set forth in this Agreement shall be true and correct in all material respects at, and as of, the Effective Date as if then made (except for those representations and warranties made as of a given date, which shall continue to be true and correct as of such given date) as of the Effective Date.

7.2

No Statute, Rule or Regulation Affecting.  At the Effective Date, there shall be no statute, or regulation enacted or issued by the United States or any State, or by a court, which prohibits or challenges the consummation of the Merger.

7.3

Satisfaction of Conditions.  All other conditions to the Merger set forth herein shall have been satisfied.

ARTICLE VIII

TERMINATION; AMENDMENT; WAIVER

8.1

Termination.  This Agreement and the transactions contemplated hereby may be terminated at any time prior to the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, by mutual consent of the Board of Directors of Evetsco and the Board of Directors of Oahu.

8.2

Amendment.  The parties hereto may, by written agreement, amend this Agreement at any time prior to the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, such amendment to be approved by the respective Boards of Directors of Oahu and Evetsco.

8.3

Waiver.  At any time prior to the Effective Date, any party to this Agreement may extend the time for the performance of any of the obligations or other acts of any other party hereto, or waive compliance with any of the agreements of any other party or with any condition to the obligations hereunder, in each case only to the extent that such obligations, agreements and conditions are intended for its benefit.

ARTICLE IX

MISCELLANEOUS

9.1

Expenses.  If the Merger becomes effective, all of the expenses incurred in connection with the Merger shall be paid by Evetsco.

9.2

Notice.  Except as otherwise specifically provided, any notices to be given hereunder shall be in writing and shall be deemed given upon personal delivery or upon mailing thereof, if mailed by certified mail, return receipt requested, to the following addresses (or to such other address or addresses shall be specified in any notice given):

In the case of Evetsco:

Evetsco, Inc.

899 South Artistic Circle

Springville, UT  84663

In the case of Oahu:

Oahu Enterprises, Inc.

899 South Artistic Circle

Springville, UT  84663

9.3

Non-Assignability.  This Agreement shall not be assignable by any of the parties hereto.

9.4

Entire Agreement.  This Agreement contains the parties’ entire understanding and agreement with respect to its subject matter, and any and all conflicting or inconsistent discussions, agreements, promises, representations and statements, if any, between the parties or their representatives that are not incorporated in this Agreement shall be null and void and are merged into this Agreement.

9.5

Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to conflicts of law principles.

9.6

Headings.  The various section headings are inserted for purposes of reference only and shall not affect the meaning or interpretation of this Agreement or any provision hereof.

9.7

Gender; Number.  All references to gender or number in this Agreement shall be deemed interchangeably to have a masculine, feminine, neuter, singular or plural meaning, as the sense of the context requires.

9.8

Severability.  The provisions of this Agreement shall be severable, and any invalidity, unenforceability or illegality of any provision or provisions of this Agreement shall not affect any other provision or provisions of this Agreement, and each term and provision of this Agreement shall be construed to be valid and enforceable to the full extent permitted by law.

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by an officer duly authorized to do so, all as of the day and year first above written.

OAHU ENTERPRISES, INC., a Colorado corporation

By:	/s/ Joseph Nemelka
Name: Joseph Nemelka
Title: President

EVETSCO, INC., a Delaware corporation

By:	/s/ Joseph Nemelka
Name: Joseph Nemelka
Title: President

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